PROSPECTUS
October 31, 1994
as revised November 4, 1994

CALVERT WORLD VALUES
CAPITAL ACCUMULATION FUND
4550 Montgomery Avenue, Bethesda, Maryland 20814

INVESTMENT OBJECTIVE

Calvert Capital Accumulation Fund (the "Fund") is a nondiversified series of Calvert World Values Fund, Inc., an open-end management investment company. The Fund seeks long-term capital appreciation by investing primarily in the stock of small- to medium-sized companies using the talent of multiple investment subadvisors. The market capitalization of companies chosen for investment will generally range between $100 million and $5 billion, but the Fund may also invest in larger and smaller companies as deemed appropriate. Other investments may include foreign securities, convertible issues, and certain options and futures transactions. The Fund will take reasonable risks in seeking to achieve its investment objective. There is, of course, no assurance that the Fund will be successful in meeting its objective since there is risk involved in the ownership of all equity securities.

RESPONSIBLE INVESTING

To the extent possible, investments are made in enterprises that make a significant contribution to our society through their products and services and through the way they do business.

PURCHASE INFORMATION

The Fund offers two classes of shares with different expense levels and sales charges. If you purchase Class A shares you will pay a sales charge at the time you purchase the shares ("front-end sales charge"), and the Fund pays Rule 12b-1 fees. Class C shares, which are not available through all dealers, have no front-end or back-end sales charge, but have higher expenses than Class A shares, including higher Rule 12b-1 fees. The Class you choose depends on the amount of the purchase, the length of time you expect to hold the shares, and other circumstances. See Alternative Sales Options" for further details.

TO OPEN AN ACCOUNT

Call your investment professional, or complete and return the enclosed Account Application. Minimum initial investment is $2,000 (may be lower for certain retirement plans).

ABOUT THIS PROSPECTUS

Please read this Prospectus for information you should know before investing, and keep it for future reference. A Statement of Additional Information dated October 31, 1994) has been filed with the Securities and Exchange Commission and is incorporated by reference. This free Statement is available upon request from the Fund: 800-368-2748.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE FEDERAL OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY.

THE FUND MAY NOT BE AVAILABLE FOR SALE IN YOUR STATE. PLEASE CHECK WITH CALVERT OR YOUR INVESTMENT PROFESSIONAL TO DETERMINE WHETHER YOU MAY PURCHASE FUND SHARES.


FUND EXPENSES
                                             Class A          Class C

A.  Shareholder Transaction Costs
    Maximum Front-End Sales Charge on        4.75%             None
    Purchases (as a percentage of offering
    price)

    Maximum Contingent Deferred Sales Charge None              None

B.  Annual Fund Operating Expenses Est. for
    first year of operations
    (as a percentage of net assets)
    Management Fees (after waiver)           0.70%             0.70%
    Rule 12b-1 Fees                          0.25%             1.00%
    Other Expenses                           0.55%             0.55%
    Total Fund Operating Expenses            1.50%             2.25%


Example: You would pay the following expenses on a $1,000 investment, assuming 5% annual return:
Class                               1 Year                             3 Years

Class A (assumes payment of
 maximum initial sales charge)      $62                                $93

Class C                             $23                                $70


The example should not be considered a representation of past or future expenses. Actual expenses and return may be higher or lower than those shown.

Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in the Fund would bear directly (shareholder transaction costs) or indirectly (annual fund operating expenses).

A. Shareholder Transaction Costs are charges you pay when you buy or sell shares of the Fund. See "Reduced Sales Charges" to see if you qualify for possible reductions in the sales charge. If you request a wire redemption of less than $1,000, you will be charged a $5 wire fee.

B. Annual Fund Operating Expenses. Management Fees are paid by the Fund to Calvert Asset Management Company, Inc. ("Advisor") for managing the Fund's investments and business affairs. The Advisor may voluntarily defer fees or assume expenses of the Fund. Without deferrals or waivers, Management fees would be 0.90%. The Investment Advisory Agreement provides that the Advisor may, to the extent permitted by law, later recapture any fees it deferred or expenses it assumed during the two prior years. Beginning after the twenty-fourth month of operations, the annual advisory fee may be as high as 1.05% or as low as 0.75% of the Fund's average daily net assets. Management fees include the subadvisory fees paid by the Advisor and the administrative services fee paid to Calvert Administrative Services Company. The Fund incurs Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in the Fund's daily share price and are not charged directly to individual shareholder accounts. Please refer to "Management of the Fund" for further information.

The Fund's Rule 12b-1 fees include an asset-based sales charge. Thus, long-term shareholders in the Fund may pay more in total sales charges than the economic equivalent of the maximum front-end sales charge permitted by rules of the National Association of Securities Dealers, Inc. Please see the section of the Prospectus entitled "Alternative Sales Options" for information on Rule 12b-1 fees for each Class.

INVESTMENT OBJECTIVE AND POLICIES

The Fund seeks to provide long-term capital appreciation by investing, under normal market conditions, at least 65% of its assets in the equity securities of small- to mid-sized companies.

The Fund seeks to provide long-term capital appreciation by investing primarily in a nondiversified portfolio of the equity securities of small- to mid-sized companies that are undervalued but demonstrate a potential for growth. The Fund will rely on its proprietary research to identify stocks that may have been overlooked by analysts, investors, and the media, and which generally have a market value between $100 million and $5 billion, but which may be larger or smaller as deemed appropriate. Investments may also include, but are not limited to, preferred stocks, foreign securities, convertible securities, bonds, notes and other debt securities. The Fund may use certain futures and options, invest in repurchase agreements, and lend its portfolio securities. The Fund will take reasonable risks in seeking to achieve its investment objective. There is, of course, no assurance that the Fund will be successful in meeting its objective since there is risk involved in the ownership of all equity securities. The Fund's investment objective is not fundamental and may be changed without shareholder approval. The Fund will notify shareholders at least thirty days in advance of a change in the investment objective of the Fund so that shareholders may determine whether the Fund's goals continue to meet their own.


The Fund has a pool of several portfolio managers from which to choose.

The Fund will use the services of several investment subadvisors as portfolio managers in selecting companies in which to invest. The portfolio managers will select investments by examining such factors as company growth prospects, industry economic outlook, new product development, management, security value, risk, and financial characteristics. Because of this multi-manager approach, the Fund may benefit from more than one investment strategy in seeking to achieve its goals. The Fund may employ "growth managers," who generally concentrate on stocks that have demonstrated, or are expected to produce, earnings growth rates significantly greater than the market as a whole, as well as "value managers," who tend to make stock selections on the basis of perceived relative value as determined by a defined model in a bottom-up approach. The Advisor will use the services of a consultant to help it determine the appropriate mix of management styles to be employed at any given time in an attempt to take advantage of changing market conditions by allocating asset management among the selection of talent in the Fund's management pool.

INVESTMENT TECHNIQUES AND RISKS

Small Cap Issuers

The securities of small-cap issuers tend to be less actively traded than the securities of larger issuers, may trade in a more limited volume, and may change in value more abruptly than securities of larger companies. Information concerning these securities may not be readily available so that the companies may be less actively followed by stock analysts. Small-cap issuers do not usually participate in market rallies to the same extent as more widely-known securities, and they tend to have a relatively higher percentage of insider ownership. The portfolio turnover rate of advisors investing in small-cap stocks tends to range between 100-200%. There is no limit on the percentage of assets that may be invested in small-cap issuers.

Temporary defensive positions

Under normal market conditions the Fund strives to be fully invested in securities. However, for temporary defensive purposes -- which may include a lack of adequate purchase candidates or an unfavorable market environment -- the Fund may invest up to 100% of its assets in cash or cash equivalents. Cash equivalents include instruments such as, but not limited to, U.S. government and agency obligations, certificates of deposit, bankers' acceptances, time deposits, commercial paper, short-term corporate debt securities and repurchase agreements.

The Fund currently intends to invest in no more than 5% of its assets in noninvestment-grade debt obligations

Although the Fund invests primarily in equity securities, it may invest in debt securities. These debt securities may consist of investment-grade and noninvestment-grade obligations. Investment-grade obligations are those which, at the date of investment, are rated within the four highest grades established by Moody's Investors Services, Inc. (Aaa, Aa, A, or Baa) or by Standard and Poor's Corporation (AAA, AA, A, or BBB). Noninvestment-grade (high-yield/high-risk, or junk bond) securities are those rated below Baa or BBB, or unrated obligations that the investment subadvisor has determined are not investment-grade; such securities are speculative, and the Fund currently intends to limit such investments to 5% of its assets. The Fund will not buy debt securities rated lower than C.

Interest-rate risk

All fixed income instruments are subject to interest-rate risk: that is, if market interest rates rise, the current principal value of a bond will decline. In general, the longer the maturity of the bond, the greater the decline in value will be.

Noninvestment-grade debt obligations involve greater risks than investment-grade debt obligations

Noninvestment-grade securities tend to be less sensitive to interest rate changes than higher-rated investments, but are more sensitive to adverse economic changes and individual corporate developments. This may affect the issuer's ability to make principal and interest payments on the debt obligation. There is also a greater risk of price declines due to changes in the issuer's creditworthiness. Because the market for lower-rated securities may be less active ("thinner") than for higher-rated securities, it may be difficult for the fund to sell the securities. Because of a lack of objective data, a thinly-traded market may make it difficult to value the securities, so that the Board of Directors may have to exercise its judgment in assigning a value. See the Appendix in the Statement of Additional Information for more information on bond ratings.

The Fund may use options and futures as defensive strategies

The Fund may attempt to reduce the overall risk of its investments by using options and and futures contracts. An option is a legal contract that gives the holder the right to buy or sell a specified amount of the underlying interest at a fixed or determinable price (called the exercise or strike price) upon exercise of the option. A futures contract is an agreement to take delivery or to make delivery of a standardized quantity and quality of a certain commodity during a particular month in the future at a specified price. The Subadvisor will make decisions whether to invest in these instruments based on market conditions, regulatory limits and tax considerations. If this strategy is used, the Fund may be required to cover assets used for this purpose in a segregated account for the protection of shareholders. See the Statement of Additional Information for more detail about these strategies.

Risks of using defensive strategies

There can be no assurance that engaging in options, futures, or any other defensive strategy will be successful. While defensive strategies are designed to protect the Fund from potential declines, if the Subadvisor misgauges market values, interest rates, or other economic factors, the Fund may be worse off than had it not employed the defensive strategy. While the Subadvisor attempts to determine price movements and thereby prevent declines in the value of portfolio holdings, there is a risk of imperfect or no correlation between price movements of portfolio investments and instruments used as part of a defensive strategy so that a loss is incurred. While defensive strategies can reduce the risk of loss, they can also reduce the opportunity for gain since they offset favorable price movements. The use of defensive strategies may result in a disadvantage to the Fund if the Fund is not able to purchase or sell a portfolio holding at an optimal time due to the need to cover its transaction in its segregated account, or due to the inability of the Fund to liquidate its position because of its relative illiquidity.

Repurchase agreements

Repurchase agreements are arrangements under which the Fund buys securities and the seller simultaneously agrees to repurchase the securities at a specified time and price. The Fund may engage in repurchase agreements to earn a higher rate of return than it could earn simply by investing in the obligation which is the subject of the repurchase agreement. The Fund will only engage in repurchase agreements with recognized securities dealers and banks determined to present minimal credit risk by the Advisor under the direction and supervision of the Fund's Board of Directors. In addition, the Fund will only engage in repurchase agreements reasonably designed to secure fully during the term of the agreement the seller's obligation to repurchase the underlying security and will monitor the market value of the underlying security during the term of the agreement. If the seller defaults on its obligation to repurchase and the value of the underlying security declines, the Fund may incur expenses in selling the underlying security and may ultimately incur a loss. Repurchase agreements are always for periods of less than one year, and are considered illiquid if not terminable within seven days.

The Fund may invest up to 25% of its assets in the securities of foreign issuers, although it currently holds or intends to hold no more than 5% of its assets in such securities

The Fund may invest up to 25% of its assets in the securities of foreign issuers, although it currently holds or intends to hold no more than 5% of its assets in such securities. The Fund may purchase foreign securities directly or through U.S. dollar-denominated American Depositary Receipts ("ADRs"), which are traded in the U.S. on exchanges or over the counter. ADRs are receipts typically issued by a U.S. bank or trust company which evidence ownership of underlying securities of a foreign corporation. Foreign securities may involve additional risks, including currency fluctuations, risks relating to political or economic conditions, and the potentially less stringent investor protection and disclosure standards of foreign markets. These factors could make foreign investments, especially those in developing countries, more volatile. However, by investing in ADRs rather than directly in foreign issuers' stock, the Fund can avoid currency and some liquidity risks. The information available for ADRs is subject to the accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded; these standards are more uniform and more exacting than those to which many foreign issuers may be subject. See the Statement of Additional Information for more information on investing in foreign securities.

The Fund may lend its portfolio securities

The Fund may lend its portfolio securities to member firms of the New York Stock Exchange and commercial banks with assets of one billion dollars or more, although it does not currently intend to lend more than 5% of its portfolio securities. The advantage of such loans is that the Fund continues to receive the equivalent of the interest earned or dividends paid by the issuers on the loaned securities while at the same time earning interest on the cash or equivalent collateral which may be invested in accordance with the Fund's investment objective, policies and restrictions. As with any extension of credit, there may be risks of delay in recovery and possibly loss of rights in the loaned securities should the borrower of the loaned securities fail financially.

High Social Impact Investments

The Fund has adopted a nonfundamental policy that permits it to invest up to three percent of its assets in investments in securities that offer a rate of return below the then-prevailing market rate and that present attractive opportunities for furthering the Fund's social criteria ("High Social Impact Investments"). In applying this restriction, the percentage of assets in these securities will be based on the aggregate cumulative value at the time of the respective acquisitions of those securities currently held by the Fund. These securities are typically illiquid and unrated and are generally considered noninvestment-grade debt securities, which involve a greater risk of default or price decline than investment-grade securities. Through diversification and credit analysis and limited maturity, investment risk can be reduced, although there can be no assurance that losses will not occur.

SOCIAL SCREENS

The Fund carefully reviews company policies and behavior regarding social issues important to quality of life:

Once securities are determined to fall within the investment objective of the Fund and are deemed financially viable investments, they are screened according to the social criteria described below. These social screens are applied to potential investment candidates by the Advisor in consultation with the Subadvisor.

The following criteria may be changed by the Fund's Board of Directors without shareholder approval:

-environment

-human rights

-weapons systems

-nuclear energy

-employee relations

-product criteria

(1) The Fund avoids investing in companies that, in the Advisor's opinion, have significant or historical patterns of violating environmental regulations, or otherwise have an egregious environmental record. Additionally, the Fund will avoid investing in nuclear power plant operators and owners, or manufacturers of key components in the nuclear power process.

(2) The Fund will not invest in companies that are significantly engaged in weapons production. This includes weapons systems contractors and major nuclear weapons systems contractors.

(3) The Fund will not invest in companies that, in the Advisor's opinion, have significant or historical patterns of discrimination against employees on the basis of race, gender, religion, age, disability or sexual orientation, or that have major labor-management disputes.

(4) The Fund will not invest in companies that are significantly involved in the manufacture of tobacco or alcohol products. The Fund will not invest in companies that make products or offer services that, under proper use, in the Advisor's opinion, are considered harmful.

The Advisor will seek to review companies' overseas operations consistent with the social criteria stated above.

While  the  Fund  may  invest  in  companies   that  exhibit   positive   social
characteristics, it makes no explicit claims to seek out companies with such practices.

TOTAL RETURN

The Fund may advertise total return for each class of shares. Total return is based on historical results and is not intended to indicate future performance.

Total return is calculated separately for each class of shares. It includes not only the effect of income dividends but also any change in net asset value, or principal amount, during the stated period. The total return of a class shows its overall change in value, including changes in share price and assuming all of the class' dividends and capital gain distributions are reinvested. A cumulative total return reflects the class' performance over a stated period of time. An average annual total return reflects the hypothetical annual compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual returns tend to smooth out variations in the returns, you should recognize that they are not the same as actual year-by-year results. Both types of total return usually will include the effect of paying the front-end sales charge, in the case of Class A shares. Of course, total returns will be higher if sales charges are not taken into account. Quotations of "overall return" do not reflect deduction of the sales charge. You should consider overall return figures only if you qualify for a reduced sales charge, or for purposes of comparison with comparable figures which also do not reflect sales charges, such as mutual fund averages compiled by Lipper Analytical Services, Inc. Further information about the Fund's performance is contained in its Annual Report to Shareholders, which may be obtained without charge by writing or telephoning the Fund at the address or telephone number listed on the cover of this Prospectus.

MANAGEMENT OF THE FUND

The Fund's Board of Directors supervises the Fund's activities and reviews its contracts with companies that provide it with services.

The Capital Accumulation Fund is a series of Calvert World Values Fund, Inc. an open-end management investment company organized as a Maryland corporation on February 14, 1992. The other series is the Global Equity Fund, a socially-screened portfolio of equity securities from around the world.

The Fund is not required to hold annual shareholder meetings, but special meetings may be called for certain purposes such as electing Directors, changing fundamental policies, or approving a management contract. As a shareholder, you receive one vote for each share of a Fund you own. For matters affecting only one Fund, only shares of that Fund are entitled to vote, except that matters affecting classes differently, such as Distribution Plans, will be voted on separately by class.

Calvert Asset Management serves as Advisor to the Fund.

Calvert Asset Management Company, Inc. (the "Advisor") is the Fund's investment advisor. The Advisor provides the Fund with investment supervision and management; administrative services and office space; furnishes executive and other personnel to the Fund; and pays the salaries and fees of all Directors who are affiliated persons of the Advisor. The Advisor may also assume and pay certain advertising and promotional expenses of the Funds and reserves the right to compensate broker-dealers in return for their promotional or administrative services. The Fund pays all other operating expenses as noted in the Statement of Additional Information.

The Advisor serves as investment advisor to seven other registered investment companies in the Calvert Group of Funds: First Variable Rate Fund for Government Income; Calvert Tax-Free Reserves; Calvert Cash Reserves (doing business as Money Management Plus); Calvert Social Investment Fund; Calvert Municipal Fund, Inc.; The Calvert Fund; and Acacia Capital Corporation, a registered investment company whose shares are sold to insurance companies to fund the benefits under certain variable annuity and variable life insurance policies.

Calvert Group is one of the largest investment management firms in the Washington, D.C. area.

Calvert Group, Ltd., parent of the Fund's Advisor, transfer agent, and distributor, is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group, Ltd. and its subsidiaries are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. As of December 31, 1993, Calvert Group managed and administered assets in excess of $4 billion representing more than 200,000 shareholder and depositor accounts.

The Advisor receives a fee based on a percentage of the Fund's assets and the Fund's performance. From this fee it pays the Subadvisor.

The Investment Advisory Agreement between the Fund and the Advisor provides that the Advisor is entitled to a base annual fee, payable monthly, of 0.80% of the Fund's average daily net assets. As of January 1, 1997, the Advisor may earn (or have its fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the Standard & Poor's 400 Mid-Cap
Index:

         Performance versus the                      Performance Fee
         S&P 400 Mid-Cap Index                       Adjustment

         10% to Less than 25%                            0.01%
         25% to Less than 40%                            0.03%
         40% or more                                     0.05%

The Advisor may in its discretion defer its fees or assume the Fund's operating expenses. The Investment Advisory Agreement provides that the Advisor may, to the extent permitted by law, recapture any fees it defers or expenses it assumes through December 31, 1996. The Advisor has until December 31, 1998 to recapture fees deferred or expenses reimbursed during the previous two-year period.

The Fund uses a multi-manager approach.

The Fund has a pool of seven investment subadvisors ("Subadvisors") ready to manage the Fund's assets. The Subadvisors are listed below, the asterisks indicating those comprising the initial portfolio management team.

Subadvisor                    Investment Style              Ownership

*Apodaca Johnston             Small-Cap Growth              Hispanic American
*Brown Capital                Mid-/Large-Cap Growth         African American
*Fortaleza Asset Management   Small-Cap Growth              Hispanic/Women
Lee Asset Management          Small-/Mid-Cap Growth         Women
New Amsterdam                 Mid-Cap Value/Growth          Women
Seneca, Inc.                  Large-Cap Value               Women
Sturdivant                    Large-Cap Value               African American

The Advisor has retained a consultant to make recommendations on allocations to Subadvisors

The Advisor will select which Subadvisors will manage Fund assets at any given time and the allocation of assets among the managers. The Advisor has retained a consultant, Progress Investment Management Company, to aid it in making these determinations. Progress is a California state-certified minority business enterprise, registered as an investment advisor with the Securities and Exchange Commission, that evaluates and monitors emerging minority/women-owned investment management firms.

Apodaca-Johnston Capital Management, Inc.

Apodaca-Johnston Capital Management, Inc. of San Francisco, California is a small-cap growth manager that seeks to discover compelling investment ideas by focusing on those entrepreneurial companies that identify and capitalize on positive trends. It looks for companies that are experiencing a powerful acceleration in earnings, exhibit a strong, high quality balance sheet or decidedly improving financial statements and demonstrate strong relative price strength.

Performance Index: Russell 2000

Portfolio Manager: Scott S. Johnston

Mr. Johnston is President and Chief Investment Officer of Apodaca-Johnston. He earned a B.A. from the University of California at Berkeley, and an M.B.A. from the University of Southern California. Mr. Johnston was the Vice President and Senior Investment Officer of the Trust Investment Department of San Diego Trust and Savings Bank from 1976 to 1981. He joined Security Pacific Corporation in 1981 where he was the Managing Director and CEO of the Pacific Century Group, with $2.5 billion in discretionary assets under management. In 1985 Mr. Johnston founded Sterling Financial Group, an independent SEC-registered investment advisory firm, which was merged into Apodaca-Johnston Capital Management.

Portfolio Manager: Jerry C. Apodaca, Jr.

Mr. Apodaca is Vice President of Apodaca-Johnston. He earned a B.A. from the University of New Mexico in 1983, and has had active business experience since that time.

Brown Capital Management, Inc.

Brown Capital Management, Inc. of Baltimore, Maryland believes that capital can be enhanced in times of opportunity and preserved in times of adversity without timing the market. The firm uses a bottom-up approach that incorporates growth-adjusted price earnings. Stocks purchased are generally undervalued and have momentum, have EPS growth rates greater than the market, are more profitable than the market, and have relatively low price-earnings ratios.

Performance Index: Blended: 60% Russell 1000 Growth and 40% Russell 2000

Portfolio Manager: Eddie C. Brown

Mr. Brown is founder and President of Brown Capital Management. He has over 22 years of investment experience, having served as a Vice President and Portfolio Manager for 10 years at T. Rowe Price Associates immediately prior to starting his own firm. Mr. Brown holds a B.S. in Electrical Engineering from Howard University, an M.S. in Electrical Engineering from New York University, and an M.S. in Business Administration from the Indiana University School of Business. Additionally, he is a professionally-designated Chartered Financial Analyst
(CFA) and Chartered Investment Counselor (CIC).

Mr. Brown is active in community affairs. He is currently a Commissioner for Maryland Public Broadcasting (a Gubernatorial appointment), member of the Board of Directors of the Baltimore Community Foundation (where he chairs the investment committee for the foundation's $30 million endowment), member of the Dean's Advisory Council of Indiana University School of Business, and a member of The President's Roundtable.

Portfolio Manager: Joel Oppenheim

Mr. Oppenheim has had 24 years investment experience for institutions including the State of Maryland, T. Rowe Price Associates, Inc., the National Rural Electric Pension and Brown Capital Management. He holds a B.S. in Economics and Juris Doctor from the University of Wisconsin, and is a Chartered Financial Analyst (CFA).

Portfolio Manager: Robert E. Hall

Mr. Hall has over 30 years investment experience including 18 years with T. Rowe Price Associates, Inc., seven years with Emerging Growth Partners, Inc., and four years with The Investment Center prior to joining Brown Capital Management. Mr. Hall is a former Trustee of the Peabody Institute of Johns Hopkins University.

Fortaleza Asset Management, Inc.

Fortaleza Asset Management, Inc., of Chicago, Illinois, is a small-cap growth manager that bases its investment principles on three key elements: (1) a proprietary stock valuation system that incorporates technical and market sentiment indicators to determine optimal buy points; (2) an emphasis on the preservation of capital through the implementation of a strict selling discipline to lock in capital gains and reduce losses; and (3) a discipline that does not force equity commitment in overvalued markets. The investment approach is based on a bottom-up stock selection process.

Performance Index: Russell 2000

Portfolio Manager: Margarita Perez

Ms. Perez is the founder, President and Portfolio Manager of Fortaleza, and has over 13 years of investment experience. Prior to forming Fortaleza, Ms. Perez was Vice President and Portfolio Manager for Monetta Financial Services, Inc., where she was directly involved in the management of equity accounts totalling in excess of $100 million.

Ms. Perez is a native of Puerto Rico and has lived in the Chicago area since the late 1960s. She earned an MBA from DePaul University School of Commerce. Ms. Perez is a member of various professional organizations including the American Institute of CPAs, National Society of Hispanic MBAs, Association for Investment Management and Research (AIMR), and the National Association of Securities Professionals (NASP). She is also a trustee of the Chicago Historical Society.

Portfolio Manager: James Boves

Mr. Boves brings over 25 year of investment management and research experience to Fortaleza. He has a master's degree in Economics from Northern Illinois University and is a member of the Investment Analysts Society in Chicago.

Subadvisory compensation

The Investment Subadvisory Agreement between the Advisor and each of the Subadvisors provides that the Subadvisors currently managing Fund assets are entitled to a base Subadvisory fee of 0.25% of that portion of the Fund's average daily net assets managed by the Subadvisor, paid by the Advisor.out of the fee the Advisor receives from the Fund. As of January 1, 1997, each Subadvisor may earn (or have its base fee reduced by) a performance adjustment based on the extent to which performance of the Fund exceeds or trails the index agreed on with the Advisor as matching its investment style (indicated under the description of each Subadvisor):

         Performance versus                          Performance Fee
         the Index                                   Adjustment

         10% to Less than 25%                           0.02%
         25% to Less than 40%                           0.05%
         40% or more                                    0.10%

Payment by the Fund of a performance adjustment will be conditioned on: (1) the performance of the Fund as a whole having exceeded the S&P 400 Mid-Cap Index; and (2) payment of the performance adjustment not causing the Fund's performance to fall below the S&P 400 Mid-Cap Index. The performance adjustment will be paid by the Fund to the Advisor, which will then pass it on to the Subadvisor.

Calvert Administrative Services Company provides administrative services for the Fund.

Calvert Administrative Services Company ("CASC"), an affiliate of the Advisor, has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives an annual fee, payable monthly, from the Fund of 0.10% of the Fund's average daily net assets. Calvert Securities Corporation serves as underwriter to market the Fund's shares.

Calvert Securities Corporation ("CSC") is the Fund's principal underwriter and distributor. Under the terms of its underwriting agreement with the Fund, CSC markets and distributes the Fund's shares and is responsible for payment of commissions and service fees to broker-dealers, banks, and financial services firms, preparation of advertising and sales literature, and printing and mailing of prospectuses to prospective investors.

The transfer agent keeps your account records.

Calvert Shareholder Services, Inc. is the Fund's transfer, dividend disbursing and shareholder servicing agent

SHAREHOLDER GUIDE

Opening An Account

You can buy shares of the Fund in several ways.

An account application accompanies this prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-368-2748. Be sure to specify which class you wish to purchase.

To invest in any of Calvert's tax-deferred retirement plans, please call Calvert
Group  at  800-368-2748  to  receive   information  and  the  required  separate
application.

Alternative Sales Options

The Fund offers three classes of shares:

Class A Shares - Front End Load Option

Class A shares are sold with a front-end  sales  charge at the time of purchase.

Class A shares are not subject to a sales charge when they are redeemed.

Class C shares - Level Load Option

Class C shares are sold without a sales charge at the time of purchase or redemption.

Class C shares have higher expenses than Class A shares

The Fund bears some of the costs of selling its shares under Distribution Plans adopted with respect to its Class A and Class C shares pursuant to Rule 12b-1 under the 1940 Act. Payments under the Class A Distribution Plan are limited to up to 0.35% annually of the average daily net asset value of Class A shares. The Class C Distribution Plan provides for the payment of an annual distribution fee to CSC of up to 0.75%, plus a service fee of up to 0.25%, for a total of 1.00% of the average daily net assets.

Considerations for deciding which class of shares to buy

Income distributions paid by the Fund with respect to Class B and Class C shares will generally be less than those paid with respect to Class A shares. You should consider Class A shares if you qualify for a reduced sales charge under Class A. Class A shares may also be more appropriate for larger accounts or if you plan to hold the shares for several years. Class C shares are not available for investments of $1 million or more.

Class A Shares

Class A shares are offered at net asset value plus a front-end sales charge as follows:


                                                                 Concession to
                                                   As a % of     Dealers as a %
                                 As a % of        Net Amount       of Amount
Amount of Investment            Offering Price    Invested         Invested
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Less than $50,000                 4.75%             4.99%            4.00%
$50,000 but less than $100,000    3.75%             3.90%            3.00%
$100,000 but less than $250,000   2.75%             2.83%            2.25%
$250,000 but less than $500,000   1.75%             1.78%            1.25%
$500,000 but less than $1,000,000 1.00%             1.01%            0.80%
$1,000,000 and over               0.00%             0.00%            0.25%*


*For new investments (new purchases but not exchanges) of $1 million or more, a broker-dealer will have the choice of being paid a finder's fee by CSC according to one of the following methods: (1) CSC may pay broker-dealers, on a monthly basis for 12 months, an annual rate of 0.30%. Payments will be made monthly at the rate of 0.025% of the amount of the investment, less redemptions; (2) CSC may pay broker-dealers 0.25% of the amount of the purchase; however, CSC reserves the right to recoup any portion of the amount paid to the broker-dealer if the investor redeems some or all of the shares from the Fund within thirteen months of the time of purchase.


Sales charges on Class A shares may be reduced or eliminated in certain cases. See Exhibit A to this prospectus.

The sales charge is paid to CSC, which in turn normally reallows a portion to your broker-dealer. Upon written notice to dealers with whom it has dealer agreements, CSC may reallow up to the full applicable sales charge. Dealers to whom substantially the entire sales charge is reallowed may be deemed to be underwriters under the Securities Act of 1933.

In addition to any sales charge reallowance or finder's fee, your broker-dealer, or other financial service firm through which your account is held, currently will be paid periodic service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares held in accounts maintained by that firm.

Class A Distribution Plan

The Fund has adopted a Distribution Plan with respect to its Class A shares (the "Class A Distribution Plan"), which provides for payments at a maximum rate of 0.35% of the average daily net asset value of Class A shares, to pay expenses associated with the distribution and servicing of Class A shares. Amounts paid by the Fund to CSC under the Class A Distribution Plan are used to pay to broker-dealers and others, including CSC salespersons who service accounts, service fees at an annual rate of up to 0.35% of the average daily net asset value of Class A shares, and to pay CSC for its marketing and distribution expenses, including, but not limited to, preparation of advertising and sales literature and the printing and mailing of prospectuses to prospective investors.

Class C Shares

Class C shares are not available through all dealers. Class C shares are offered at net asset value, without a front-end sales charge or a contingent deferred sales charge. Class C expenses are higher than those of Class A.

Class C Distribution Plan

The Fund has adopted a Distribution Plan with respect to its Class C shares (the "Class C Distribution Plan"), which provides for payments at an annual rate of up to 1.00% of the average daily net asset value of Class C shares, to pay expenses of the distribution and servicing of Class C shares. Amounts paid by the Fund under the Class C Distribution Plan are currently used by CSC to pay broker-dealers and other selling firms dealer-paid quarterly compensation at an annual rate of up to 0.75%, plus a service fee of up to 0.25%, of the average daily net asset value of each share sold by such others.

Arrangements with Broker-Dealers and Others

CSC may also pay additional concessions, including non-cash promotional incentives, such as merchandise or trips, to dealers employing registered representatives who have sold or are expected to sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CSC. CSC may make expense reimbursements for special training of a dealer's registered representatives, advertising or equipment, or to defray the expenses of sales contests. CSC may receive reimbursement of eligible marketing and distribution expenses from the Fund's Rule 12b-1 Distribution Plan.

Dealers or others may receive different levels of compensation depending on which class of shares they sell. Payments pursuant to a Distribution Plan are included in the operating expenses of the class.

HOW TO BUY SHARES
(BE SURE TO SPECIFY WHICH CLASS YOU ARE BUYING)

Method         New Accounts                      Additional Investments

By Mail       $2,000 minimum                     $250 minimum

              Please make your check payable     Please make your check payable
              to the Fund and mail it with       to the Fund and mail it with
              your application to:               your investment slip to:

              Calvert Group                      Calvert Group
              4550 Montgomery Avenue             P.O. Box 64146
              Suite 1000N                        Baltimore, Maryland
              Bethesda, Maryland 20814           21264-4146

              West Coast Investors      use:

                                        Calvert Group
                                        P.O. Box 883610
                                        San Francisco, CA
                                        94188-3610

By Registered, Certified, or Overnight Mail:

                                        Calvert Group
                                        4550 Montgomery Avenue
                                        Suite 1000N
                                        Bethesda, Maryland 20814

Through Your Broker       $2,000 minimum         $250 minimum

At the Calvert            Visit the Calvert Branch Office to make investments by
Branch Office             check. See back cover page for the address.

FOR ALL OPTIONS BELOW, PLEASE CALL YOUR BROKER, OR CALVERT GROUP AT 800-368-2745

By Exchange               $2,000 minimum         $250 minimum
(From your account in another Calvert Group Fund)

When opening an account by exchange, your new account must be established with the same name(s), address and taxpayer identification number as your existing Calvert account.

By Bank Wire               $2,000 minimum        $250 minimum

By Calvert Money           Not Available for     $50 minimum
Controller*                Initial Investment

*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.

NET ASSET VALUE

Net asset value per share ("NAV") refers to the worth of one share. NAV is computed by adding the value of all portfolio holdings, plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding. The NAV of each class will vary daily based on the market values of the Fund's investments.

Portfolio securities and other assets are valued based on market quotations, except that securities maturing within 60 days are valued at amortized cost. If quotations are not available, securities are valued by a method that the Board of Directors believes accurately reflects fair value.

The NAV is calculated at the close of the Fund's business day, which coincides with the closing of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time). The Fund is open for business each day the New York Stock Exchange is open. All purchases of Fund shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/1000 of a share). You may buy or sell shares of the Fund through a broker.

WHEN YOUR ACCOUNT WILL BE CREDITED

Before you buy shares, please read the following information to make sure your investment is accepted and credited properly.

Your purchase will be processed at the next offering price based on the next net asset value calculated after your order is received and accepted. If your purchase is received by 4:00 p.m. Eastern time, your account will be credited on the day of receipt. If your purchase is received after 4:00 p.m. Eastern time, it will be credited the next business day. All your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. The Fund reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check does not clear, your purchase will be canceled and you will be charged a $10 fee plus costs incurred by the Fund. When you purchase by check or with Calvert Money Controller, those funds will be on hold for up to 10 business days from the date of receipt. During that time, redemptions against those funds will not be honored. To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee.

Certain financial institutions or broker-dealers which have entered into a sales agreement with CSC may enter confirmed purchase orders on behalf of customers by phone, with payment to follow within a number of days of the order as specified by the program. If payment is not received in the time specified, the financial institution could be held liable for resulting fees or losses.

EXCHANGES

You may exchange shares of the Fund for shares of the same class of other Calvert Group Funds.

If your investment goals change, the Calvert Group Family of Funds has a variety of investment objectives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other Calvert Group Funds in order to respond to changes in your goals or in market conditions. However, to protect a Fund's performance and to minimize costs, Calvert Group discourages frequent exchanges and may prohibit additional purchases of Fund shares by persons engaged in too many short-term trades. Before you make an exchange from a Fund or Portfolio, please note the following:

Call your broker or a Calvert representative for information and a prospectus for any of Calvert's other Funds registered in your state. Read the prospectus of the Fund or Portfolio into which you want to exchange for relevant information, including class offerings.

Shares of a particular class of the Fund may be exchanged only for shares of the same class of another Calvert variable NAV Fund. Any class of any Calvert Fund may be exchanged for shares of any Calvert money market fund.

Each exchange represents the sale of shares of one Fund and the purchase of shares of another. Therefore, you could realize a taxable gain or loss on the transaction.

Complete and sign an application for an account in that Fund or Portfolio, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if telephone redemptions have been authorized and the shares are not in certificate form.

Shares on which you have already paid a sales charge at Calvert Group and shares acquired by reinvestment of dividends or distributions may be exchanged into another Fund at no additional charge.

Shareholders (and those managing multiple accounts) who make two purchases and two exchange redemptions of shares of the same Portfolio during any 6-month period will be given written notice that they may be prohibited from making additional investments. This policy does not prohibit a shareholder from redeeming shares of the Fund, and does not apply to trades solely among money market funds.

The Fund reserves the right to terminate or modify the exchange privilege with 60 days written notice.

OTHER CALVERT GROUP SERVICES

Calvert Information Network

24 hour total return quotations and prices

Calvert Group has a round-the-clock telephone service that lets existing customers use a push button phone to obtain prices, performance information and account balances. Complete instructions for this service may be found on the back of each statement.

Calvert Money Controller

Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.

This service allows you to authorize electronic transfers of money to purchase or sell shares. You use Calvert Money Controller like an "electronic check" to move money ($50 to $300,000 ) between your bank account and your Calvert Group account with one phone call. Allow one or two business days after the call for the transfer to take place; for money recently invested, allow normal check clearing time (up to 10 business days) before redemption proceeds are sent to your bank.

You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Fund shares. A debit entry will appear on your bank statement. Share purchases made through Calvert Money Controller will be subject to the applicable sales charge. If you would like to make arrangements for systematic monthly or quarterly redemptions from your Calvert Group account, call your broker or Calvert Group for a Money Controller Application.

Telephone Transactions

Calvert may record all telephone calls.

If you have telephone transaction privileges, you may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone. You automatically have telephone privileges unless you elect otherwise. The Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.

Optional Services

Complete the "Option" sections of the application for the easiest way to establish services.

The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call Calvert Investor Relations at 800-368-2745 for further assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, trust company, savings and loan association, credit union, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.

Householding of General Mailings

You can help in an effort to reduce Fund expenses and save paper and trees for the environment.

If you have multiple accounts with Calvert, you may soon receive combined mailings of some shareholder information, such as semi-annual and annual reports. Please contact Calvert Investor Relations at 800-368-2745 to receive additional copies of information.

Special Services and Charges

The Fund pays for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.

If you are purchasing shares of the Fund through a program of services offered by a broker, dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features may be modified in these programs, and administrative charges may be imposed by the broker-dealer or financial institution for the services rendered.

Tax-Saving Retirement Plans

Contact Calvert Group for complete information kits discussing the plans, and their benefits, provisions and fees.

Calvert Group can set up your new account in the Fund under one of several tax-deferred plans. These plans let you invest for retirement and shelter your investment income from current taxes. Minimums may differ from those listed in the chart on page _____. Also, reduced sales charges may apply. See "Exhibit A"
- Reduced Sales Charges."

Individual retirement accounts (IRAs): available to anyone who has earned income. You may also be able to make investments in the name of your spouse, if your spouse has no earned income.

Qualified Profit-Sharing and Money-Purchase Plans (including 401(k) Plans): available to self-employed people and their partners, or to corporations and their employees.

Simplified Employee Pension Plan (SEP-IRA): available to self-employed people and their partners, or to corporations. Salary reduction pension plans (SAR-SEP
IRAs) are also available to employers with 25 or fewer employees.
403(b)(7) Custodial Accounts: available to employees of most non-profit organizations and public schools and universities.

HOW TO SELL YOUR SHARES

You may redeem all or a portion of your shares on any business day. Your shares will be redeemed at the next net asset value calculated after your redemption request is received and accepted. See below for specific requirements necessary to make sure your redemption request is acceptable. Remember that the Fund may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days). The Fund reserves the right to redeem in kind (i.e., to give you the value of your redemption in portfolio securities instead of in cash).

Redemption Requirements To Remember

To ensure acceptance of your redemption request, please follow the procedures described here and below.

Once your shares are redeemed, the proceeds will normally be sent to you on the next business day, but if making immediate payment could adversely affect the Fund, it may take up to seven (7) days. Calvert Money Controller redemptions generally will be credited to your bank account on the first or second business day after your phone call. When the New York Stock Exchange is closed (or when trading is restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed.

Minimum account balance is $1,000 per Fund, per class.

Please maintain a balance in your account of at least $1,000 per Fund, per class. If, due to redemptions, the account falls below $1,000, or you fail to invest at least $1,000, it may be closed and the proceeds mailed to you at the address of record. You will have 30 days' notice that your account will be closed unless you make an additional investment to increase your account balance to the $1,000 minimum per Fund.

By Mail To:

Calvert Group
4550 Montgomery Ave.
Bethesda, MD 20814

You may redeem available shares from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers. If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.

Type of Registration                        Requirements

Corporations, Associations    Letter of instruction and a corporate resolution,
                              signed by person(s) authorized to act on the account, accompanied by signature guarantee(s).

Trusts Letter of instruction signed by the Trustee(s) (as Trustee), with a signature guarantee.
                              (If the Trustee's name is not registered on your account, provide acopy of the trust document, certified within the last 60 days.)

By Telephone

Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to an address or bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone Transactions" on page ___. If for any reason you are unable to reach the Fund by telephone, whether due to mechanical difficulties, heavy market volume or otherwise, you may send a written redemption request to the Fund by overnight mail. If your account is held through a broker, see "Through Your Broker" below.

Calvert Money Controller

Please allow sufficient time for Calvert Group to process your initial request for this service (normally 10 business days). You may also authorize automatic fixed amount redemptions by Calvert Money Controller. All requests must be received by 4:00 p.m. Eastern time. Accounts cannot be closed by this service.

Exchange to Another Calvert Group Fund

You must meet the minimum investment requirement of the other Calvert Group Fund or Portfolio. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter. See "Exchanges."

Systematic Check Redemptions

If you maintain an account with a balance of $10,000 or more, you may have regular monthly or quarterly redemption checks for $100 or more sent to you or another recipient. This service must be authorized in advance with a signature-guaranteed letter.

Through your Broker

If your account is held in your broker's name ("street name"), you should contact your broker directly to transfer, exchange or redeem shares.

DIVIDENDS AND TAXES

Each year, the Fund distributes substantially all of its net investment income and capital gains to shareholders.

Dividends from the Fund's net investment income are declared and paid annually. Net investment income consists of the interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses. Distributions of the Fund's net short-term capital gains (treated as dividends for tax purposes) and its net long-term capital gains, if any, are normally declared and paid by the Fund once a year; however, the Fund does not anticipate making any such distributions unless available capital loss carryovers have been used or have expired. Dividend and distribution payments will vary between classes; dividend payments will generally be higher for Class A shares.

Dividend and Distribution Payment Options

Dividends and any distributions are automatically reinvested in the same Fund at net asset value (no sales charge), unless you elect to have the dividends of $10 or more paid in cash (by check or by Calvert Money Controller). Dividends and distributions may be automatically invested in an identically registered account with the same account number in any other Calvert Group Fund at net asset value. If reinvested in the same Fund account, new shares will be purchased at net asset value on the reinvestment date, which is generally 1 to 3 days prior to the payment date. You must notify the Fund in writing prior to the record date to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.

"Buying a Dividend"

At the time of purchase, the share price of the Fund may reflect undistributed income, capital gains or unrealized appreciation of securities. Any income or capital gains from these amounts which are later distributed to you are fully taxable. On the record date for a distribution, the Fund's share value is reduced by the amount of the distribution. If you buy shares just before the record date ("buying a dividend") you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution.

Federal Taxes

The Fund normally distributes all net income and capital gain to shareholders. These distributions are taxable to you regardless of whether they are taken in cash or reinvested. Distributions of net investment income are taxable as ordinary income; distributions of long-term capital gains are taxable as long-term capital gains regardless of how long you have held the shares. Dividends and distributions declared during October, November or December and paid in January of the following year are taxable in the year they are declared. The Fund will mail you Form 1099-DIV in January indicating the federal tax status of your dividends. If distributions exceed the Fund's net investment income and capital gain for the year, the excess will reduce your tax basis for your shares in the Fund.

You may realize a capital gain or loss when you sell or exchange shares.

If you sell or exchange your Fund shares you will have a short or long-term capital gain or loss, depending on how long you owned the shares which were sold. In January, the Fund will mail you Form 1099-B indicating the proceeds from all sales, including exchanges. You should keep your annual year-end account statements to determine the cost (basis) of the shares to report on your tax returns.

Taxpayer Identification Number

If we do not have your correct Social Security or Corporate Tax Identification Number ("TIN") and a signed certified application or Form W-9, Federal law requires the Fund to withhold 31% of your dividends and certain redemptions. In addition, you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. The Fund reserves the right to reject any new account or any purchase order for failure to supply a certified TIN.

EXHIBIT A         REDUCED SALES CHARGES (CLASS A ONLY)

You may qualify for a reduced sales charge through several purchase plans available. You must notify the Fund at the time of purchase to take advantage of the reduced sales charge.

Right of Accumulation. The sales charge is calculated by taking into account not only the dollar amount of a new purchase of shares, but also the higher of cost or current value of shares previously purchased in Calvert Group Funds that impose sales charges. This automatically applies to your account for each new purchase.

Letter of Intent. If you plan to purchase $50,000 or more of Fund shares over the next 13 months, your sales charge may be reduced through a "Letter of Intent." You pay the lower sales charge applicable to the total amount you plan to invest over the 13-month period, excluding any money market fund purchases. Part of your shares will be held in escrow, so that if you do not invest the amount indicated, you will have to pay the sales charge applicable to the smaller investment actually made. For more information, see the Statement of Additional Information.

Group Purchases. If you are a member of a qualified group, you may purchase shares of the Fund at the reduced sales charge applicable to the group taken as a whole. The sales charge is calculated by taking into account not only the dollar amount of the shares you purchase, but also the higher of cost or current value of shares previously purchased and currently held by other members of your group.

A "qualified group" is one which (i) has been in existence for more than six months, (ii) has a purpose other than acquiring Fund shares at a discount, and
(iii) satisfies uniform criteria which enable CSC and dealers offering Fund shares to realize economies of scale in distributing such shares. A qualified group must have more than 10 members, must be available to arrange for group meetings between representatives of CSC or dealers distributing the Fund's shares, must agree to include sales and other materials related to the Fund in its publications and mailings to members at reduced or no cost to CSC or dealers, and must seek to arrange for payroll deduction or other bulk transmission of investments to the Fund.

Pension plans may not qualify participants for group purchases; however, such plans may qualify for reduced sales charges under a separate provision (see below). Members of a group are not eligible for a Letter of Intent.

Retirement Plans Under Section 457, Section 403(b)(7), or Section 401(k). There is no sales charge on shares purchased for the benefit of a retirement plan under Section 457 of the Internal Revenue Code of 1986, as amended ("Code"), or for a plan qualifying under Seciton 403(b)(7) of the Code if, at the time of purchase, Calvert Group has been notified in writing that the 403(b)(7) plan has at least 200 eligible employees. Furthermore, there is no sales charge on shares purchased for the benefit of a retirement plan qualifying under Section 401(k) of the Code if, at the time of such purchase, the 401(k) plan administrator has notified Calvert Group in writing that a) its 401(k) plan has at least 200 eligible employees; or b) the cost or current value of shares the plan has in Calvert Group of Funds (except money market funds) is at least $1 million.

Neither the Fund, nor CSC, nor any affiliate thereof will reimburse a plan or participant for any sales charges paid prior to receipt of such written communication and confirmation by Calvert Group. Plan administrators should send requests for the waiver of sales charges based on the above conditions to:
Calvert Group Retirement Plans, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

Other Circumstances. There is no sales charge on shares of any fund (portfolio or series) of the Calvert Group of Funds sold to:

     (1) current and retired members of the Board of Trustees/Directors of the Calvert Group of Funds, (and the Advisory Council of the Calvert Social Investment Fund);
     (2) directors, officers and employees of the Advisor, Distributor, and their affiliated companies;
     (3) directors, officers and registered representatives of brokers distributing the Fund's shares; and immediate family members of persons listed in (1), (2), or (3) above;
     (4) dealers, brokers, or registered investment advisors that have entered into an agreement with CSC providing specifically for the use of shares of the Fund (Portfolio or Series) in particular investment programs or products (where such program or product already has a fee charged therein) made available to the clients of such dealer, broker, or registered investment advisor;
     (5) trust departments of banks or savings institutions for trust clients of such bank or savings institution; and
     (6)purchases placed through a broker maintaining an omnibus account with the Fund (Portfolio or Series) and the purchases are made by (a) investment advisors or financial planners placing trades for their own accounts or the accounts of their clients and who charge a management, consulting, or other fee for their services; or (b) clients of such investment advisors or financial planners who place trades for their own accounts if the accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; or (c) retirement and deferred compensation plans and trusts used to fund those plans, including, but not limited to, those defined in Section 401(a) or Section 403(b) of the I.R.C., and "rabbi trusts."

     Dividends and Capital Gain Distributions from other Calvert Group Funds. You may prearrange to have your dividends and capital gain distributions from another Calvert Group Fund with a sales charge automatically invested in another account with no additional sales charge. Dividends and distributions from Calvert Group money market funds used to purchase shares of the Fund will be subject to the applicable sales charge.

     Reinstatement Privilege. If you redeem Fund shares and then within 30 days decide to reinvest in the same Fund, you may do so at the net asset value next computed after the reinvestment order is received, without a sales charge. You may use the reinstatement privilege only once. The Fund reserves the right to modify or eliminate this privilege.

Certain Sales at Net Asset Value Through December 31, 1994

Redemptions from Other Mutual Funds. You may purchase shares of the Fund at net asset value, without sales charge, to the extent that the purchase represents proceeds from a redemption, within the preceding 60 days, of shares of another mutual fund. When making a purchase at net asset value under this provision, the Fund must receive one of the following with your direct purchase order: (i) the redemption check representing the proceeds of the shares redeemed, endorsed to the order of the Fund, or (ii) a copy of the confirmation from the other fund, showing the redemption transaction. Standard back office procedures should be followed for wire order purchases. Purchases with redemptions from money market funds are not eligible for this privilege. This provision is effective through December 31, 1994 only, but may be extended at the discretion of the Distributor.

===============================================================================

To Open an Account:                                   Prospectus
     800-368-2748                                     October 31, 1994

Performance and Prices:
Calvert Information Network                           CALVERT WORLD VALUES
24 hours, 7 days a week                               CAPITAL ACCUMULATION FUND
     800-368-2745


Service for Existing Account:
     Shareholders        800-368-2745
     Brokers             800-368-2746

TDD for Hearing-Impaired:
                         800-541-1524

Branch Office:
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814


Registered, Certified
or Overnight Mail:

Calvert Group
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814


PRINCIPAL UNDERWRITER
Calvert Securities Corporation
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814


===============================================================================
Table of Contents

Fund Expenses
Investment Objective and Policies
Investment Techniques and Risks
Social Screens
Total Return
Management of the Fund
SHAREHOLDER GUIDE:
How to Buy Shares
Net Asset Value
When Your Account Will Be Credited
Exchanges
Other Calvert Group Services
How to Sell Your Shares
Dividends and Taxes
Exhibit A (Reduced Sales Charges)